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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan (No. 333-88435), 1999 Employee Stock Purchase Plan (No. 333-88435), and Net Effect Systems, Inc. 1997 Stock Plan (No. 333-95687), and in the related Prospectuses, of Ask Jeeves, Inc. of our report dated January 17, 2000, except for Note 13, as to which the date is March 13, 2000, with respect to the consolidated financial statements and financial statement schedule of Ask Jeeves, Inc. included in this annual report (Form 10-K) for the year ended December 31, 1999.

/s/ ERNST & YOUNG LLP

Walnut Creek, California
March 24, 2000